 KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2009 SECOND QUARTER RESULTS

BRIDGETON, MO – August 12, 2009 – Katy Industries, Inc. (OTC BB: KATY) today reported a net loss in the second quarter of 2009 of $0.5 million ($0.07 per share), versus a net loss of $4.2 million ($0.53 per share), in the second quarter of 2008.  Operating loss was $0.8 million (2.1% of net sales) in the second quarter of 2009, compared to $5.2 million (11.6% of net sales) in the same period in 2008.

Financial highlights for the second quarter of 2009, as compared to the same period in the prior year, included:

•
Net sales in the second quarter of 2009 were $37.7 million, a decrease of $7.5 million, or 16.5%, compared to the same period in 2008.  The decrease resulted from lower volumes across almost all of the business units driven by market softness, as well as the decision to exit certain unprofitable business lines.

•
Gross margin improved to 16.4% in the second quarter of 2009 from 5.5% in the second quarter of 2008.  Gross margin was impacted by improved factory productivity and cost controls, as well as a favorable quarter over quarter variance in the LIFO adjustment of $1.2 million resulting from a decrease in resin costs and lower inventory levels.

•
Selling, general and administrative expenses were $1.1 million lower in the second quarter of 2009 than in the second quarter of 2008.  Prior year expenses included a net charge of $0.9 million associated with the transition and hiring of our Chief Executive Officer (“CEO”) and forfeiture of stock options by our former CEO.  Other favorable variances quarter over quarter included a $0.2 million reduction in commissions as related sales are down, $0.2 million of lower consulting and professional fees, $0.2 million less expense related to self-insurance programs, and a $0.1 million reduction in bad debt expense.  Partially offsetting these net favorable variances were current quarter costs of $0.5 million associated with the transition and hiring of executive level personnel.

During the second quarter of 2008, Katy reported income from severance, restructuring and related charges of $0.5 million, which resulted primarily from favorable adjustments to accruals for lease exit costs, as well as net activity from discontinued operations of $0.6 million, which included the recognition of a final working capital adjustment of business units sold in 2007.

Katy also reported a net loss for the six months ended July 3, 2009 of $3.0 million ($0.37 per share), versus a net loss of $7.6 million ($0.96 per share), for the six months ended June 30, 2008.  Operating loss was $2.8 million (3.9% of net sales) for the six months ended July 3, 2009, compared to $8.8 million (10.1% of net sales) in the same period in 2008.

Financial highlights for the six months ended July 3, 2009, as compared to the six months ended June 30, 2008, included:

•
Net sales for the six months ended July 3, 2009 were $72.8 million, a decrease of $14.1 million, or 16.2%, compared to the same period in 2008.  The decrease resulted from lower volumes across almost all of the business units driven by market softness, as well as the decision to exit certain unprofitable business lines.

•
Gross margin was 15.6% for the six months ended July 3, 2009, versus 7.2% for the same period in 2008.  Gross margin was impacted by improved factory productivity and cost controls, as well as a favorable year over year variance in the LIFO adjustment of $2.7 million resulting from a decrease in resin costs and lower inventory levels.

•
Selling, general and administrative expenses were $0.6 million lower for the six months ended July 3, 2009 than for the same period in 2008.  Prior year expenses included a net charge of $0.9 million associated with the transition and hiring of our CEO and forfeiture of stock options by our former CEO.  Current year expenses include $1.1 million associated with the transition and hiring of executive level personnel and $0.1 million of costs related to the Company’s plan to deregister.  These costs were largely offset by a $0.3 million reduction in commissions, $0.3 million of lower consulting and professional fees, $0.2 million less expense related to self-insurance programs, and a $0.1 million reduction in bad debt expense.

For the first half of 2008, Katy reported income from severance, restructuring and related charges of $0.4 million, which resulted primarily from favorable adjustments to accruals for lease exit costs, as well as net activity from discontinued operations of $0.9 million, which included the recognition of a final working capital adjustment of business units sold in 2007.

Operations generated $2.4 million of free cash flow during the six months ended July 3, 2009 compared to a $10.4 million usage during the six months ended June 30, 2008.  The fluctuation was primarily a result of lower net loss year over year and was also positively impacted by reduced capital spending and lower inventory balances.  Free cash flow, a non-GAAP financial measure, is discussed further below.

Debt at July 3, 2009 was $16.9 million (50% of total capitalization), versus $17.5 million (48% of total capitalization) at December 31, 2008.

“The second quarter performance, an improvement over last year’s second quarter as well as sequentially, was a result of the changes we have made to the business over the last year.  The upgrading of our senior and middle management, and our focus on execution and business basics are paying off,” said David J. Feldman, Katy’s President and Chief Executive Officer. “We remain optimistic that we will see continued performance improvements in the coming quarters as the overall economy stabilizes.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free cash flow is defined by Katy as cash flow from operations less capital expenditures and cash dividends paid. Details regarding this measure and a reconciliation of this non-GAAP measure to a comparable GAAP measure are provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “should”, “intends”, “is subject to”, “expects”, “will”, “continue”, “anticipate”, “estimated”, “projected”, “may”, “we believe”, “future prospects”, or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2008. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 3,	June 30,	July 3,	June 30,
	2009	2008	2009	2008

Net sales	$37,676	$45,134	$72,768	$86,825
Cost of goods sold	31,488	42,668	61,443	80,531
Gross profit	6,188	2,466	11,325	6,294
Selling, general and administrative expenses	6,959	8,030	14,123	14,767
Severance, restructuring and related charges	-	(548)	-	(410)
Loss on sale or disposal of assets	12	201	12	734
Operating loss	(783)	(5,217)	(2,810)	(8,797)
Interest expense	(283)	(420)	(592)	(903)
Other, net	78	30	5	16
Loss from continuing operations before income tax benefit	(988)	(5,607)	(3,397)	(9,684)
Income tax benefit from continuing operations	441	805	435	1,157
Loss from continuing operations	(547)	(4,802)	(2,962)	(8,527)
Loss from operations of discontinued businesses (net of tax)	-	(415)	-	(667)
Gain on sale of discontinued businesses (net of tax)	-	1,002	-	1,545
Net loss	$(547)	$(4,215)	$(2,962)	$(7,649)

Loss per share of common stock - basic and diluted:

Continuing operations	$(0.07)	$(0.60)	$(0.37)	$(1.07)
Discontinued operations	-	0.07	-	0.11
Net loss	$(0.07)	$(0.53)	$(0.37)	$(0.96)

Weighted average common shares outstanding - basic and diluted	7,951	7,951	7,951	7,951

			July 3,	June 30,
Other Information:			2009	2008

Working capital			$(5,736)	$3,279
Working capital, exclusive of deferred tax assets and liabilities and debt
classified as current			$4,989	$10,256
Long-term debt, including current maturities			$16,903	$14,906
Stockholders' equity			$16,653	$28,417
Capital expenditures			$420	$2,934

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

Assets	July 3,	December 31,	June 30,
Current assets:	2009	2008	2008
Cash	$870	$683	$1,167
Accounts receivable, net	16,981	13,773	21,736
Inventories, net	16,395	19,911	25,490
Other current assets	1,259	3,516	2,296
Total current assets	35,505	37,883	50,689

Other assets:
Goodwill	665	665	665
Intangibles, net	4,235	4,455	4,659
Other	2,753	1,809	2,204
Total other assets	7,653	6,929	7,528

Property and equipment	102,178	101,715	106,677
Less: accumulated depreciation	(72,405)	(69,232)	(74,425)
Property and equipment, net	29,773	32,483	32,252

Total assets	$72,931	$77,295	$90,469

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$12,143	$10,283	$11,740
Book overdraft	839	2,289	3,999
Accrued expenses	17,534	17,281	24,694
Current maturities of long-term debt	1,500	1,500	1,500
Revolving credit agreement	9,225	9,118	5,477
Total current liabilities	41,241	40,471	47,410

Long-term debt, less current maturities	6,178	6,928	7,929
Other liabilities	8,859	10,603	6,713
Total liabilities	56,278	58,002	62,052

Stockholders' equity:
Convertible preferred stock	108,256	108,256	108,256
Common stock	9,822	9,822	9,822
Additional paid-in capital	27,064	27,248	27,041
Accumulated other comprehensive loss	(1,694)	(1,742)	(1,244)
Accumulated deficit	(105,359)	(102,397)	(93,564)
Treasury stock	(21,436)	(21,894)	(21,894)
Total stockholders' equity	16,653	19,293	28,417

Total liabilities and stockholders' equity	$72,931	$77,295	$90,469

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)
	Six Months Ended
	July 3,	June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(2,962)	$(7,649)
Income from operations of discontinued businesses	-	(878)
Loss from continuing operations	(2,962)	(8,527)
Depreciation and amortization	3,399	4,094
Amortization of debt issuance costs	191	191
Stock-based compensation	266	(210)
Loss on sale or disposal of assets	12	734
	906	(3,718)
Changes in operating assets and liabilities:
Accounts receivable	(3,148)	(3,693)
Inventories	3,632	603
Other assets	1,035	487
Accounts payable	1,812	1,342
Accrued expenses	232	(337)
Other	(1,689)	(1,539)
	1,874	(3,137)

Net cash provided by (used in) continuing operations	2,780	(6,855)
Net cash used in discontinued operations	-	(654)
Net cash provided by (used in) operating activities	2,780	(7,509)

Cash flows from investing activities:
Capital expenditures of continuing operations	(420)	(2,934)
Proceeds from sale of assets	2	49

Net cash used in continuing operations	(418)	(2,885)
Net cash provided by discontinued operations	-	8,685
Net cash (used in) provided by investing activities	(418)	5,800

Cash flows from financing activities:
Net borrowings on revolving loans	47	2,624
Decrease in book overdraft	(1,450)	(544)
Repayments of term loans	(750)	(1,171)

Net cash (used in) provided by financing activities	(2,153)	909

Effect of exchange rate changes on cash	(22)	(48)
Net increase (decrease) in cash	187	(848)
Cash, beginning of period	683	2,015
Cash, end of period	$870	$1,167

Reconciliation of free cash flow to GAAP Results:

Net cash provided by (used in) operating activities	$2,780	$(7,509)
Capital expenditures	(420)	(2,934)
Free cash flow	$2,360	$(10,443)